Exhibit 99

Contact:	HMI Industries Inc. Kirk Foley (440) 846-7850

FOR IMMEDIATE RELEASE

HMI INDUSTRIES INC. DEREGISTERS ITS COMMON STOCK WITH THE SECURITIES
AND EXCHANGE COMMISSION

     CLEVELAND, Ohio, February 7, 2005... HMI Industries Inc. announced that effective today it has deregistered its common stock thereby suspending its reporting obligations under the Securities Exchange Act of 1934.

     According to Kirk Foley, the Company’s Chairman and Chief Executive Officer, “After careful consideration, our board of directors has decided to take this action because we believe that the advantages of continuing as a reporting company are far outweighed by the disadvantages.”

     Mr. Foley stated that the board of directors considered a number of factors in making this decision, including the following:

•	the costs, both direct and indirect, associated with the preparation and filing of the Company’s periodic reports with the SEC;

•	the expected substantial increase in costs associated with being a public company in light of new regulations promulgated as a result of the Sarbanes-Oxley Act of 2002;

•	the Company has fewer than 300 registered stockholders; and

•	the lack of analyst coverage and minimal liquidity for the Company’s common stock.

     Mr. Foley said, “Avoiding the additional auditing and legal fees as well as the increased costs of complying with the Sarbanes Oxley Act requirements will result in significant savings for the Company. For a company our size, the additional costs cannot be justified. We believe the Company and its shareholders are better off in the long run if the Company’s management focuses its attention and resources on implementing the Company’s business plan and building long term value.”

     HMI is a globally oriented, direct selling company engaged in the manufacture and sale of high filtration portable surface cleaners and portable room air cleaners. The company’s high filtration portable surface cleaner and portable room air cleaner are sold under the trade names Filter Queen®, Princess®, Majestic®, Empress® and Defender®.